EXHIBIT 99

Investor News	NYSE: PEG
For further information, contact:

➢ Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
➢ Carlotta Chan Lane, Manager - Investor Relations	Phone: 973-430-6596

PSEG ANNOUNCES 2013 RESULTS

$2.45 NET INCOME PER SHARE

Operating Earnings of $2.58 Per Share Exceeds Guidance of $2.40 - $2.55 Per Share

Company Provides 2014 Guidance of $2.55 - $2.75 Per Share

(February 20, 2014 – Newark, NJ) Public Service Enterprise Group (PSEG) reported today 2013 Net Income of $1,243 million or $2.45 per share as compared to Net Income of $1,275 million, or $2.51 per share for 2012. Operating Earnings for the year 2013 were $1,309 million or $2.58 per share compared to 2012 Operating Earnings of $1,236 million or $2.44 per share.

PSEG also reported Net Income for the fourth quarter of 2013 of $200 million, or $0.39 per share. This compares to fourth quarter 2012 Net Income of $224 million, or $0.44 per share. Operating Earnings for the fourth quarter of 2013 were $248 million, or $0.49 per share compared to fourth quarter 2012 Operating Earnings of $207 million, or $0.41 per share.

“PSEG delivered outstanding results in 2013” said Ralph Izzo, chairman, president and chief executive officer. “An increased level of investment in our regulated company produced double-digit earnings growth at PSE&G. PSEG Power’s earnings benefited, as expected, from the locational premium placed on the capacity price for its generating assets, PSEG Power also realized the benefits from higher wholesale prices on its open position and successful management of its gas supply arrangements. We executed well on our business plan in 2013, and a strong balance sheet continues to support our growth initiatives without the need to issue equity. Our approach to managing supply risk has been affirmed during the recent period of extreme weather and volatility in the power markets. We have successfully responded to record demand while our customers have benefited from our ability to pass along savings in gas costs. We look ahead to 2014 with optimism as demonstrated by the Board’s recent decision to increase the common dividend by 2.8% to the indicative annual level of $1.48 per share.”

PSEG believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends. Operating Earnings exclude the impact of gains/(losses) associated with Nuclear Decommissioning Trust (NDT) investments and Mark-To-Market (MTM) accounting as well as other material one-time items. The table below provides a reconciliation of PSEG’s Net Income to Operating Earnings (a non-GAAP measure) for the full year and fourth quarter. See Attachment 12 for a complete list of items excluded from Net Income in the determination of Operating Earnings.

PSEG CONSOLIDATED EARNINGS (unaudited)

Full-Year Comparative Results

2013 and 2012

	Income		Diluted Earnings
	($ millions)		Per Share
	2013	2012	2013	2012
Operating Earnings	$1,309	$1,236	$2.58	$2.44
Reconciling Items	(66)	39	(0.13)	0.07

Net Income	$1,243	$1,275	$2.45	$2.51

		Avg. Shares	508M	507M

PSEG CONSOLIDATED EARNINGS (unaudited)

Fourth Quarter Comparative Results

2013 and 2012

	Income		Diluted Earnings
	($ millions)		Per Share
	2013	2012	2013	2012
Operating Earnings	$248	$207	$0.49	$0.41
Reconciling Items	(48)	17	(0.10)	0.03

Net Income	$200	$224	$0.39	$0.44

		Avg. Shares	508M	507M

“The emphasis we have placed on the anchor principles of our strategy – operational excellence, financial strength and disciplined investment – created benefits in 2013 and is expected to continue to yield results over the coming year” continued Ralph Izzo. “Double-digit growth in earnings from our stable, regulated business, Power’s strong free cash flow and the benefits from successful management of our cost structure – including our pension obligations – are expected to yield long lasting benefits to Operating Earnings. For 2014, we are initiating Operating Earnings guidance of $2.55 - $2.75 per share. The strong commitment and dedication shown by our employees to our customers has been a major contributor to our success and provides me with confidence in our ability to achieve our long-term goals.”

The following table outlines PSEG’s 2013 operating earnings by subsidiary and expectations for 2014.

2014 Guidance and 2013 Operating Earnings

($ millions, except EPS)

	2014E	2013A
PSE&G	$705 - $745	$612
PSEG Power	$550 - $610	$710
PSEG Enterprise/Other	$35 - $40	$(13)
Operating Earnings	$1,290 - $1,395	$1,309
Earnings Per Share	$2.55 - $2.75	$2.58

Operating Earnings Review and Outlook by Operating Subsidiary

See Attachments 6 and 7 for detail regarding the quarter-over-quarter and year-over-year earnings reconciliations for each of PSEG’s businesses.

PSEG Power

PSEG Power reported operating earnings of $115 million ($0.23 per share) for the fourth quarter of 2013, bringing full year operating earnings to $710 million ($1.40 per share). On a comparative basis, PSEG Power reported operating earnings of $126 million ($0.25 per share) and $663 million ($1.31 per share) for the fourth quarter and full year 2012 respectively.

PSEG Power’s operating earnings in the fourth quarter benefited from higher capacity revenues, an improvement in the market price of energy on a net long position, an increase in volume and a decline in the supply cost of gas. The improvement in gross margin during the quarter nearly offset the impact on operating earnings from an increase in operating and maintenance expense associated with outage related work.

Power’s earnings for the fourth quarter benefited from higher revenues in PJM. An increase in our average PJM capacity prices to $244/MW-day from $153/MW-day on June 1, 2013 improved quarter-over-quarter earnings by $0.10 per share. The improvement in capacity revenues more than offset the $0.09 per share impact on earnings from lower realized prices on energy hedges. Higher prices for natural gas and an improvement in basis in the PS-zone had a favorable influence on the price received by Power on its open wholesale power position. In addition, Power’s results continued to benefit from its firm gas transportation contracts which provided it with access to low-cost gas from the Marcellus Basin. Together these items added $0.02 per share to Power’s quarter-over-quarter earnings. Generation volumes increased in the fourth quarter relative to the year-ago period when production was impacted by Superstorm Sandy. The increase in generation added $0.01 per share to Power’s quarter-over-quarter earnings comparisons. Operating and maintenance (O&M) expenditures were higher than normal during the quarter due to outage related work – both planned and unplanned – at the nuclear and fossil stations. The increase in O&M reduced quarter-over-quarter earnings comparisons by $0.08 per share. The absence of debt restructuring costs in the year-ago period improved quarter-over-quarter earnings comparisons by $0.02 per share. An increase in depreciation expense was offset by a reduction in interest expense.

Power’s output increased 6.2% in the quarter from year-ago levels. For the year, output increased 1.8% to 53.5 TWh. The fleet’s fuel and dispatch flexibility was demonstrated in the quarter and throughout the year. The nuclear fleet produced 29.5 TWh (55% of total generation) operating at an average capacity factor of 90.3%. Record production from Salem 2 helped offset the impact from a refueling-outage related decline in production at Hope Creek. The gas-fired combined cycle fleet produced 15.9 TWh in 2013 (31% of total generation). Record setting output from the Linden station helped to partially offset the impact on production from planned major maintenance work at the Bethlehem Energy Center in the second half of the year. The coal fleet responded to an improvement in dark spreads. Production from the base-load coal-fired stations in Pennsylvania increased 20% as the New Jersey stations continued to operate on gas and Bridgeport Harbor’s output increased in response to higher market prices. The coal stations together provided 7.3 Twh of output in 2013 (14% of total generation).

Power continues to forecast output for 2014 of 53 – 55 TWh. Approximately 75% - 80% of anticipated production for the year is hedged at an average price of $48 per MWh which compares with average hedge prices in 2013 of $50 per MWh. Power has hedged approximately 45% - 55% of its forecast generation in 2015 of 53 – 55 TWh at an average price of $51 per MWh. Power’s forecast of total output over 2014 – 2015 has increased slightly from prior guidance. For 2016, Power has hedged 20% - 30% of forecast production of 53 – 55 TWh at an average price of $53 per MWh. The increase in the percentage of generation hedged over 2014 – 2015 reflects the completion of the most recent Basic Generation Service auction in New Jersey. The hedge data for 2014 and 2015 assumes BGS volumes represent approximately 11 TWh in 2014 and 10 TWh in 2015 compared to approximately 12 TWh in 2013.

PSEG Power’s operating earnings for 2013 and 2012 reflect the inclusion of its 50% equity interest in a partnership that owns and operates the Kalaeloa generation facility in Hawaii and its wholly owned interest in PSEG Solar Source LLC, both of which were transferred from Energy Holdings in 2013. These assets provided $0.03 per share of operating earnings in 2013 compared with operating earnings in 2012 of $0.04 per share.

Power’s operating earnings for 2014 are forecast at $550 million - $610 million. Results for the full year will be influenced by a decline in our average PJM capacity price on June 1, 2014 to $167/MW-day from the historically high level of $244/MW-day and a $2/MWh reduction in the average price of energy hedges. Power’s fuel costs should continue to benefit from favorable access to low-cost Marcellus gas supply, and O&M should compare favorably with the results of 2013 given a decline in pension expense, and on-going cost control.

PSE&G

PSE&G reported operating earnings of $144 million ($0.29 per share) for the fourth quarter bringing full year operating earnings to $612 million ($1.21 per share). On a comparative basis, PSE&G reported operating earnings of $75 million ($0.15 per share) and $528 million ($1.04 per share) for the fourth quarter and full year 2012, respectively.

PSE&G’s earnings for the fourth quarter reflect the benefit of an increase in revenue associated with a greater level of capital investment and a decline in O&M expense relative to the prior year period which included Superstorm Sandy-related restoration expenditures.

An increase in transmission earnings from increased investment added $0.04 per share to earnings in the quarter. An absence of Sandy-related restoration expenditures improved quarter-over-quarter earnings comparisons by $0.04 per share. Electric and Gas demand was influenced by weather which was slightly colder than a year ago. Also, weather normalized demand for gas continued to improve. The impact on earnings quarter-over-quarter from the improvement in demand and weather was $0.01 per share. Earnings comparisons in the quarter also improved by $0.04 per share due to a reduction in taxes and the absence of a tax-related change in reserves recognized in the prior year. Miscellaneous items contributed $0.01 per share quarter-over-quarter.

Economic conditions in the service area have stabilized and exhibit signs of a slow recovery. On a weather-normalized basis, electric sales are estimated to have improved in the quarter by 2.7%. For the year, weather-normalized sales declined by 1.5%. It’s too early to characterize the improvement in weather-normalized sales for the quarter as the result of economic growth, given comparisons against a period impacted by Sandy-related outages. Gas deliveries, however, continue to point to an improvement in demand as a result of still low commodity prices and slowly recovering economic conditions. On a weather-normalized basis, gas deliveries increased 2.7% in the fourth quarter and 2.2% for the year.

The Federal Energy Regulatory Commission (FERC) approved an agreement reached with certain customers which provides for an annual increase in transmission revenue of $171 million under the company’s formula rate filing. The increase in revenue was effective on January 1, 2014.

PSE&G was assigned construction by PJM of a new transmission project that will construct a double-circuit line in the Bergen-Linden Corridor to maintain the reliability of the northeastern electrical grid. This project has an expected in-service date of June 2018, and an estimated construction cost of up to $1.2 billion. The net increase in capital expenditures is expected to be less than the cost of the 345-kV project which will eliminate the need for other projects.

PSE&G’s operating earnings for 2014 are forecast at $705 million - $745 million. Operating earnings will be influenced by an increase in transmission revenues, an increase in the amount of capital invested in solar and a reduction in pension expenses.

PSEG Enterprise/Other

PSEG Enterprise/Other reported a loss in operating earnings for the fourth quarter of $11 million ($0.03) per share compared to operating earnings of $6 million ($0.01 per share) for the fourth quarter of 2012. The results for the fourth quarter brought the full year 2013 for PSEG Enterprise/Other to a loss of $13 million ($0.03 per share) versus Operating Earnings in 2012 of $45 million ($0.09 per share).

The results reflect the distribution to PSEG Power of Energy Holdings’ 50% equity interest in a partnership that owns the Kalaeloa generating facility as well as its wholly owned interest in PSEG Solar Source LLC. Operating earnings on the remaining portfolio of assets reflect a decline in lease income as well as additional taxes. These items reduced quarter-over-quarter earnings by $0.03 per share.

For 2014, operating earnings for PSEG Enterprise/Other are forecast to be $35 million - $40 million. Results will include the fee associated with the distribution management contract for PSEG – Long Island.

Long Island Power Authority

On December 31, 2013, PSEG-Long Island LLC and the Long Island Power Authority (LIPA) entered into a twelve-year Amended and Restated Operations Services Agreement (OSA) effective January 1, 2014 to operate LIPA’s electric transmission and distribution (T&D) system in Long Island, NY. In addition, there is the opportunity for the parties to extend the contract for an additional eight years subject to the achievement by PSEG LI of certain performance levels during the initial term of the OSA. Also, beginning in 2015, Power will provide fuel procurement and power management services to LIPA under separate agreements.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication about our and our subsidiaries’ future performance, including, without limitation, future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward- looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such statements are based on management’s beliefs as well as assumptions made by and information currently available to management. When used herein, the words “anticipate,” “intend,” “estimate,” “believe,” “expect,” “plan,” “should,” “hypothetical,” “potential,” “forecast,” “project,”

variations of such words and similar expressions are intended to identify forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Other factors that could cause actual results to differ materially from those contemplated in any forward- looking statements made by us herein are discussed in filings we make with the United States Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K and available on our website: http://www.pseg.com. These factors include, but are not limited to:

•	adverse changes in the demand for or the price of the capacity and energy that we sell into wholesale electricity markets,

•	adverse changes in energy industry law, policies and regulation, including market structures and a potential shift away from competitive markets toward subsidized market mechanisms, transmission planning and cost allocation rules, including rules regarding how transmission is planned and who is permitted to build transmission in the future, and reliability standards,

•	any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators,

•	changes in federal and state environmental regulations that could increase our costs or limit our operations,

•	changes in nuclear regulation and/or general developments in the nuclear power industry, including various impacts from any accidents or incidents experienced at our facilities or by others in the industry, that could limit operations of our nuclear generating units,

•	actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site,

•	any inability to balance our energy obligations, available supply and risks,

•	any deterioration in our credit quality or the credit quality of our counterparties, including in our leveraged leases,

•	availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs,

•	changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units,

•	delays in receipt of necessary permits and approvals for our construction and development activities,

•	delays or unforeseen cost escalations in our construction and development activities,

•	any inability to achieve, or continue to sustain, our expected levels of operating performance,

•	any equipment failures, accidents, severe weather events or other incidents that impact our ability to provide safe and reliable service to our customers, and any inability to obtain sufficient coverage or recover proceeds of insurance with respect to such events,

•	cybersecurity attacks or intrusions could adversely impact our businesses,

•	increases in competition in energy supply markets as well as competition for certain transmission projects,

•	any inability to realize anticipated tax benefits or retain tax credits,

•	challenges associated with recruitment and/or retention of a qualified workforce,

•	adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in funding requirements, and

•	changes in technology, such as distributed generation and micro grids, and greater reliance on these technologies and changes in customer behaviors, including energy efficiency, net metering and demand response.

All of the forward-looking statements made in this report are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by management will be realized or even if realized, will have the expected consequences to, or effects on, us or our business prospects, financial condition or results of operations. Readers are cautioned not to place undue reliance on these forward-looking statements in making any investment decision. Forward-looking statements made in this report apply only as of the date of this report. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if internal estimates change, unless otherwise required by applicable securities laws. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Attachment 1

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Operating Earnings and Per Share Results by Subsidiary

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Earnings Results ($ Millions)
PSEG Power	$115	$126	$710	$663
PSE&G	144	75	612	528
PSEG Enterprise/Other	(11)	6	(13)	45

Operating Earnings	$248	$207	$1,309	$1,236

Reconciling Items (a)	(48)	17	(66)	39

Net Income	$200	$224	$1,243	$1,275

Fully Diluted Average Shares Outstanding (in Millions)	508	507	508	507

Per Share Results (Diluted)
PSEG Power	$0.23	$0.25	$1.40	$1.31
PSE&G	0.29	0.15	1.21	1.04
PSEG Enterprise/Other	(0.03)	0.01	(0.03)	0.09

Operating Earnings	$0.49	$0.41	$2.58	$2.44

Reconciling Items (a)	(0.10)	0.03	(0.13)	0.07

Net Income	$0.39	$0.44	$2.45	$2.51

(a)	See attachment 12 for details of items excluded from Net Income to compute Operating Earnings.

Attachment 2

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	Three Months Ended December 31, 2013
	PSEG	PSEG Enterprise/ Other (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$2,318	$(498)	$1,245	$1,571

OPERATING EXPENSES
Energy Costs	825	(519)	711	633
Operation and Maintenance	818	27	356	435
Depreciation and Amortization	292	7	71	214
Taxes Other Than Income Taxes	18	—	—	18

Total Operating Expenses	1,953	(485)	1,138	1,300

OPERATING INCOME	365	(13)	107	271

Income from Equity Method Investments	2	(2)	4	—
Other Income and (Deductions)	41	1	27	13
Other-Than-Temporary Impairments	(5)	—	(5)	—
Interest Expense	(99)	2	(31)	(70)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	304	(12)	102	214

Income Tax Benefit (Expense)	(104)	1	(35)	(70)

NET INCOME	$200	$(11)	$67	$144

OPERATING EARNINGS	$248	$(11)	$115	$144
Reconciling Items Excluded from Net Income (b)	(48)	—	(48)	—

NET INCOME	$200	$(11)	$67	$144

	Three Months Ended December 31, 2012
	PSEG	PSEG Enterprise/ Other (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$2,406	$(473)	$1,282	$1,597

OPERATING EXPENSES
Energy Costs	900	(535)	656	779
Operation and Maintenance	756	(6)	346	416
Depreciation and Amortization	256	9	64	183
Taxes Other Than Income Taxes	26	—	—	26

Total Operating Expenses	1,938	(532)	1,066	1,404

OPERATING INCOME	468	59	216	193

Income from Equity Method Investments	3	—	3	—
Other Income and (Deductions)	7	(2)	(7)	16
Other-Than-Temporary Impairments	(4)	—	(4)	—
Interest Expense	(113)	(1)	(37)	(75)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	361	56	171	134

Income Tax Benefit (Expense)	(137)	(20)	(58)	(59)

NET INCOME	$224	$36	$113	$75

OPERATING EARNINGS	$207	$6	$126	$75
Reconciling Items Excluded from Net Income (b)	17	30	(13)	—

NET INCOME	$224	$36	$113	$75

(a)	Includes activities at Energy Holdings, PSEG Long Island and the Parent as well as intercompany eliminations.
(b)	See attachment 12 for details of items excluded from Net Income to compute Operating Earnings.

Attachment 3

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	Year Ended December 31, 2013
	PSEG	PSEG Enterprise/ Other (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$9,968	$(1,750)	$5,063	$6,655

OPERATING EXPENSES
Energy Costs	3,536	(1,801)	2,496	2,841
Operation and Maintenance	2,887	24	1,224	1,639
Depreciation and Amortization	1,178	33	273	872
Taxes Other Than Income Taxes	68	—	—	68

Total Operating Expenses	7,669	(1,744)	3,993	5,420

OPERATING INCOME	2,299	(6)	1,070	1,235

Income from Equity Method Investments	11	(5)	16	—
Other Income and (Deductions)	159	3	105	51
Other-Than-Temporary Impairments	(12)	—	(12)	—
Interest Expense	(402)	7	(116)	(293)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,055	(1)	1,063	993

Income Tax Benefit (Expense)	(812)	(12)	(419)	(381)

NET INCOME	$1,243	$(13)	$644	$612

OPERATING EARNINGS	$1,309	$(13)	$710	$612
Reconciling Items Excluded from Net Income (b)	(66)	—	(66)	—

NET INCOME	$1,243	$(13)	$644	$612

	Year Ended December 31, 2012
	PSEG	PSEG Enterprise/ Other (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$9,781	$(1,718)	$4,873	$6,626

OPERATING EXPENSES
Energy Costs	3,719	(1,821)	2,381	3,159
Operation and Maintenance	2,632	(3)	1,127	1,508
Depreciation and Amortization	1,054	34	242	778
Taxes Other Than Income Taxes	98	—	—	98

Total Operating Expenses	7,503	(1,790)	3,750	5,543

OPERATING INCOME	2,278	72	1,123	1,083

Income from Equity Method Investments	12	(3)	15	—
Other Income and (Deductions)	162	4	111	47
Other-Than-Temporary Impairments	(18)	—	(18)	—
Interest Expense	(423)	4	(132)	(295)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,011	77	1,099	835

Income Tax Benefit (Expense)	(736)	4	(433)	(307)

NET INCOME	$1,275	$81	$666	$528

OPERATING EARNINGS	$1,236	$45	$663	$528
Reconciling Items Excluded from Net Income (b)	39	36	3	—

NET INCOME	$1,275	$81	$666	$528

(a)	Includes activities at Energy Holdings, PSEG Long Island and the Parent as well as intercompany eliminations.
(b)	See attachment 12 for details of items excluded from Net Income to compute Operating Earnings.

Attachment 4

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Capitalization Schedule

(Unaudited, $ Millions)

	December 31, 2013	December 31, 2012
DEBT
Long-Term Debt	$8,131	$7,173
Securitization Debt	496	722
Project Level, Non-Recourse Debt	16	44

Total Debt	8,643	7,939

STOCKHOLDERS’ EQUITY
Common Stock	4,861	4,833
Treasury Stock	(615)	(607)
Retained Earnings	7,457	6,942
Accumulated Other Comprehensive Loss	(95)	(388)

Total Common Stockholders’ Equity	11,608	10,780
Noncontrolling Interests - Equity Investments	1	1

Total Equity	11,609	10,781

Total Capitalization	$20,252	$18,720

Attachment 5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Condensed Consolidated Statements Of Cash Flows

(Unaudited, $ Millions)

	Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,243	$1,275
Adjustments to Reconcile Net Income to Net Cash Flows From Operating Activities	1,915	1,512

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,158	2,787

NET CASH USED IN INVESTING ACTIVITIES	(2,801)	(2,625)

NET CASH USED IN FINANCING ACTIVITIES	(243)	(617)

Net Change in Cash and Cash Equivalents	114	(455)
Cash and Cash Equivalents at Beginning of Period	379	834

Cash and Cash Equivalents at End of Period	$493	$379

Attachment 6

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Quarter-over-Quarter EPS Reconciliation

December 31, 2013 vs. December 31, 2012

(Unaudited)

Attachment 7

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Year-over-Year EPS Reconciliation

December 31, 2013 vs. December 31, 2012

(Unaudited)

Attachment 8

PSEG POWER LLC

Generation Measures*

(Unaudited)

	GWhr Breakdown		GWhr Breakdown
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Nuclear - NJ	4,463	4,845	20,098	20,370
Nuclear - PA	2,249	2,324	9,397	9,403

Total Nuclear	6,712	7,169	29,495	29,773
Fossil - Coal/Natural Gas - NJ**	55	8	1,141	1,108
Fossil - Coal - PA	1,485	1,089	5,491	4,566
Fossil - Coal - CT	257	25	691	103

Total Coal	1,797	1,122	7,323	5,777
Fossil - Oil & Natural Gas - NJ	2,999	2,240	12,579	11,950
Fossil - Oil & Natural Gas - NY	932	1,185	3,952	4,904
Fossil - Oil & Natural Gas - CT	31	28	109	107

Total Oil & Natural Gas	3,962	3,453	16,640	16,961

	12,471	11,744	53,458	52,511

	% Generation by Fuel Type		% Generation by Fuel Type
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Nuclear - NJ	36%	41%	38%	39%
Nuclear - PA	18%	20%	17%	18%

Total Nuclear	54%	61%	55%	57%
Fossil - Coal/Natural Gas - NJ**	0%	0%	2%	2%
Fossil - Coal - PA	12%	10%	11%	9%
Fossil - Coal - CT	2%	0%	1%	0%

Total Coal	14%	10%	14%	11%
Fossil - Oil & Natural Gas - NJ	24%	19%	24%	23%
Fossil - Oil & Natural Gas - NY	8%	10%	7%	9%
Fossil - Oil & Natural Gas - CT	0%	0%	0%	0%

Total Oil & Natural Gas	32%	29%	31%	32%

	100%	100%	100%	100%

*	Excludes Solar and Kalaeloa
**	Includes Pumped Storage. Pumped Storage accounted for <1% of total generation for the three and twelve months ended December 31, 2013 and 2012. Generation includes natural gas fuel switching intervals.

Attachment 9

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

December 31, 2013

Electric Sales and Revenues

	Three Months Ended	Change vs. 2012	Year Ended	Change vs. 2012
Sales (millions kWh)
Residential	2,963	3.5%	13,490	-0.4%
Commercial & Industrial	6,577	4.1%	27,457	-1.1%
Street Lighting	98	-1.4%	330	0.2%
Interdepartmental	2	-1.0%	9	-1.4%

Total	9,640	3.9%	41,286	-0.9%

Revenue ($ millions)
Residential	$454	5.2%	$2,081	-1.5%
Commercial & Industrial	437	4.4%	2,031	-2.5%
Street Lighting	18	-0.8%	70	-5.0%
Other Operating Revenues*	105	18.9%	425	17.4%

Total	$1,014	6.0%	$4,607	-0.5%

Weather Data	Three Months Ended	Change vs. 2012	Year Ended	Change vs. 2012
THI Hours - Actual	577	93.1%	17,588	-2.5%
THI Hours - Normal	293		15,765

*	Primarily sales of Non-Utility Generator energy to PJM and Transmission-related revenues.

Attachment 10

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

December 31, 2013

Gas Sold and Transported

	Three Months Ended	Change vs. 2012	Year Ended	Change vs. 2012
Sales (millions therms)*
Firm Sales
Residential Sales	457	6.9%	1,441	16.5%
Commercial & Industrial	287	8.0%	972	14.5%

Total Firm Sales	744	7.3%	2,413	15.7%

Non-Firm Sales
Commercial & Industrial	530	106.0%	1,400	6.8%

Total Non-Firm Sales	530		1,400

Total Sales	1,274	34.0%	3,813	12.2%

Revenue ($ millions)
Residential Sales - Firm	$95	-54.0%	$536	-11.9%
Commercial & Industrial - Firm Sales	73	0.5%	246	18.3%
Non-Firm Sales	10	7.5%	41	12.4%
Other Operating Revenues**	46	4.9%	170	5.6%

Total	$224	-32.6%	$993	-2.1%

Gas Transported	$333	7.8%	$1,055	7.6%

Weather Data	Three Months Ended	Change vs. 2012	Year Ended	Change vs. 2012
Degree Days - Actual	1,677	5.2%	4,794	19.3%
Degree Days - Normal	1,620		4,698

*	CSG rate included in non-firm sales

Attachment 11

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Statistical Measures

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Weighted Average Common Shares Outstanding (000’s)
Basic	505,859	505,906	505,889	505,933
Diluted	507,796	507,231	507,525	507,086
Stock Price at End of Period			$32.04	$30.60
Dividends Paid per Share of Common Stock	$0.360	$0.355	$1.44	$1.42
Dividend Payout Ratio*			55.8%	58.2%
Dividend Yield			4.5%	4.6%
Price/Earnings Ratio*			12.4	12.5
Rate of Return on Average Common Equity*			11.8%	11.6%
Book Value per Common Share			$22.95	$21.31
Market Price as a Percent of Book Value			140%	144%
Total Shareholder Return	-1.6%	-3.8%	9.4%	-2.9%

*	Calculation based on Operating Earnings for the 12 month period ended.

Attachment 12

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Reconciling Items, net of tax	(Unaudited)
Earnings Impact ($ Millions)
Operating Earnings	$248	$207	$1,309	$1,236
Gain (Loss) on Nuclear Decommissioning Trust (NDT) Fund Related Activity (PSEG Power)	11	3	40	52
Gain (Loss) on Mark-to-Market (MTM)(a) (PSEG Power)	(52)	23	(74)	(10)
Lease Related Activity (PSEG Energy Holdings)	—	30	—	36
Storm O&M, net of insurance recoveries (PSEG Power)	(7)	(39)	(32)	(39)

Net Income	$200	$224	$1,243	$1,275

Fully Diluted Average Shares Outstanding (in Millions)	508	507	508	507

Per Share Impact (Diluted)
Operating Earnings	$0.49	$0.41	$2.58	$2.44
Gain (Loss) on NDT Fund Related Activity (PSEG Power)	0.02	—	0.08	0.10
Gain (Loss) on MTM(a) (PSEG Power)	(0.11)	0.05	(0.14)	(0.02)
Lease Related Activity (PSEG Energy Holdings)	—	0.06	—	0.07
Storm O&M, net of insurance recoveries (PSEG Power)	(0.01)	(0.08)	(0.07)	(0.08)

Net Income	$0.39	$0.44	$2.45	$2.51

(a)	Includes the financial impact from positions with forward delivery months.